Exhibit 99.2

To the Non-Managing Members of

CMF NL Master Fund LLC

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director
Ceres Managed Futures LLC
Trading Manager,
CMF NL Master Fund LLC

Ceres Managed Futures LLC
1585 Broadway
New York, NY 10036
(855) 672-4468

Ernst & Young LLP 200 Clarendon Street Boston, MA 02116	Tel: +1 617 266 2000 Fax: +1 617 266 5843 www.ey.com

Report of Independent Registered Public Accounting Firm

To the Managing Member of CMF NL Master Fund LLC,

Opinion on the Financial Statements

We have audited the accompanying statements of financial condition of CMF NL Master Fund LLC (the Trading Company) as of December 31, 2024 and 2023, including the condensed schedule of investments as of December 31, 2023, the related statements of income and expenses, and changes in members’ capital for each of the three years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trading Company at December 31, 2024 and 2023, and the results of its operations and changes in its members’ capital for each of the three years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles applied on the basis described below.

As described in Note 1 to the financial statements, the Trading Company approved a plan of liquidation on December 18, 2024, and the Trading Company commenced liquidation shortly thereafter. As a result, the Trading Company has changed its basis of accounting for the period subsequent to December 18, 2024 from the going concern basis to a liquidation basis.

Basis for Opinion

These financial statements are the responsibility of the Trading Company’s management. Our responsibility is to express an opinion on the Trading Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Trading Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Trading Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Trading Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to those charged with governance and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. We determined that there are no critical audit matters.

We have served as the auditor of the Trading Company since 2019.

Boston, MA

March 20, 2025

CMF NL Master Fund LLC

Statements of Financial Condition

December 31, 2024 (Liquidation Basis)

and 2023

	December 31, 2024*	December 31, 2023
Assets:
Equity in trading account:
Unrestricted cash	$13,129,914	$31,135,995
Restricted cash	-	2,275,428
Foreign cash (cost $6,582,558 at December 31, 2023)	-	6,714,371
Net unrealized appreciation on open futures contracts	-	738,655

Total equity in trading account	13,129,914	40,864,449

Total assets	$13,129,914	$40,864,449

Liabilities and Members’ Capital:
Liabilities:
Accrued expenses:
Professional fees	$26,599	$25,050
Redemptions payable	-	101,773
Liquidation redemptions payable	13,103,315	-

Total liabilities	13,129,914	126,823

Members’ Capital:
Managing Member	-	-
Non-Managing Members	-	40,737,626

Total Members’ capital (net asset value)	-	40,737,626

Total liabilities and Members’ capital	$13,129,914	$40,864,449

* Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

CMF NL Master Fund LLC

Condensed Schedule of Investments

December 31, 2023

	Number of Contracts	Fair Value	% of Members’ Capital
Futures Contracts Purchased
Energy
ECX EMISSION FSM Call Strike price $ 90; Mar 24	500	$877,278	2.15%
Other	1,344	(983,077)	(2.41)

Total futures contracts purchased		(105,799)	(0.26)

Futures Contracts Sold
Energy	247	844,454	2.07

Total futures contracts sold		844,454	2.07

Net unrealized appreciation on open futures contracts		$738,655	1.81%

See accompanying notes to financial statements.

CMF NL Master Fund LLC

Statements of Income and Expenses

For the Years Ended December 31, 2024 (Liquidation Basis),

2023 and 2022

	2024*	2023	2022
Investment Income:
Interest income	$1,408,156	$1,909,094	$575,235

Expenses:
Brokerage, clearing and transaction fees (Note 2h)	108,777	88,158	76,063
Professional and other fees	66,395	64,468	53,333

Total expenses	175,172	152,626	129,396

Net investment income (loss)	1,232,984	1,756,468	445,839

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(10,310,491)	(237,246)	15,614,391
Net change in unrealized gains (losses) on open contracts	(870,468)	(5,299,720)	(2,864,546)

Total trading results	(11,180,959)	(5,536,966)	12,749,845

Net income (loss)	$(9,947,975)	$(3,780,498)	$13,195,684

* Presented on a liquidation basis of accounting.

See accompanying notes to financial statements.

CMF NL Master Fund LLC

Statements of Changes in Members’ Capital

For the Years Ended December 31, 2024 (Liquidation Basis),

2023 and 2022

	Managing Member	Non-Managing Members	Total
Members’ Capital, December 31, 2021	$-	$42,253,950	$42,253,950
Capital contributions - Non-Managing Members	-	14,212,000	14,212,000
Capital withdrawals - Non-Managing Members	-	(23,820,579)	(23,820,579)
Distribution of interest income to feeder funds	-	(575,235)	(575,235)
Net income (loss)	-	13,195,684	13,195,684

Members’ Capital, December 31, 2022	-	45,265,820	45,265,820
Capital contributions - Non-Managing Members	-	1,500,000	1,500,000
Capital withdrawals - Non-Managing Members	-	(338,602)	(338,602)
Distribution of interest income to feeder funds	-	(1,909,094)	(1,909,094)
Net income (loss)	-	(3,780,498)	(3,780,498)

Members’ Capital, December 31, 2023	-	40,737,626	40,737,626
Capital contributions - Non-Managing Members	-	2,000,000	2,000,000
Capital withdrawals - Non-Managing Members*	-	(31,381,495)	(31,381,495)
Distribution of interest income to feeder funds	-	(1,408,156)	(1,408,156)
Net income (loss)	-	(9,947,975)	(9,947,975)

Members’ Capital, December 31, 2024	$-	$-	$-

* Includes capital withdrawals of $13,103,315 recorded on December 31, 2024 as part of the final redemption.

See accompanying notes to financial statements.

CMF NL Master Fund LLC (Trading Company in Liquidation)

Notes to Financial Statements (Liquidation Basis)

1.	Organization:

CMF NL Master Fund LLC (the “Trading Company”) was formed on January 16, 2019, as a Delaware limited liability company under the Delaware Limited Liability Company Act (the “Act”), to engage in the speculative trading of commodities, domestic and foreign futures contracts, forward contracts, foreign exchange commitments, options on physical commodities and on futures contracts, spot (cash) commodities and currencies, exchange of futures contracts for physicals transactions, exchange of physicals for futures contracts transactions, and any rights pertaining thereto (collectively, “Futures Interests”) (refer to Note 4, “Financial Instruments”). Prior to the Trading Company’s termination, the Trading Manager (as defined below) was also permitted to invest up to all of the Trading Company’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates.

The Trading Company commenced operations on April 1, 2019. On December 18, 2024, the Trading Manager executed a termination letter to terminate the management agreement by and among the Advisor (as defined below), the Trading Company and the Trading Manager effective December 31, 2024. As a result, liquidation became imminent on December 18, 2024. As activity between December 18, 2024 and December 31, 2024 was not significant, and investments were already recorded at fair value, the effects of adopting the liquidation basis of accounting was not material, a statement of changes in net assets for the period from December 18, 2024 to December 31, 2024 was not necessary. $13,103,315 was recorded as the final redemption effective December 31, 2024 as a result of the liquidation. Liquidation basis accounting requires the Trading Company to record assets and liabilities at the values expected to be received or paid in liquidation. The Trading Company was liquidated in accordance with the terms of its operating agreement.

Ceres Managed Futures LLC (“Ceres”, the “Managing Member” or the “Trading Manager”) was the trading manager and the managing member of the Trading Company. Ceres is a wholly-owned subsidiary of Morgan Stanley Capital Management LLC (“MSCM”). MSCM is ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses.

Prior to the Trading Company’s liquidation effective December 31, 2024, Ceres had retained Northlander Commodity Advisors LLP (“Northlander” or the “Advisor”), an unaffiliated commodity trading advisor registered with the Commodity Futures Trading Commission (“CFTC”), to trade Futures Interests on behalf of the Trading Company. Each member (each investor in the Trading Company, a “Member”) invested its assets in the Trading Company, which allocated substantially all of its assets in the trading program of Northlander, which made investment decisions for the Trading Company. As of December 31, 2023, Orion and Tactical Commodity owned approximately 71.7% and 28.3% of the Trading Company, respectively. On December 31, 2024, Orion and Tactical Commodity fully withdrew as Members of the Trading Company.

The clearing commodity broker for the Trading Company was Morgan Stanley & Co. LLC (“MS&Co.”). MS&Co. also acted as the counterparty on the trading of foreign currency forward contracts. MS&Co. is a wholly-owned subsidiary of Morgan Stanley.

The Trading Manager had delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnished certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintained certain books and records of the Trading Company.

CMF NL Master Fund LLC (Trading Company in Liquidation)

Notes to Financial Statements (Liquidation Basis)

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the Trading Manager to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates, and those differences could be material.

The Trading Company changed its basis of the accounting for the period subsequent to December 18, 2024 from the going concern basis to a liquidation basis. The liquidation basis of accounting requires the Trading Company to record assets and liabilities at the values expected to be received or paid in liquidation. The change in basis of accounting from the going concern basis to the liquidation basis did not have a material effect on the Trading Company’s carrying value of assets and liabilities or its results of operations. All carrying values are expected to be realized by the Trading Company during liquidation. The liquidation basis of accounting also requires the financial statements to include a statement of net assets or a statement of changes in net assets available to members. The Statements of Changes in Members’ Capital (included herein) present the same information and thus the financial statements include a statement of net assets available to Members for the year ended December 31, 2024.

b.

Statement of Cash Flows. The Trading Company has not provided a Statement of Cash Flows, as permitted by Accounting Standards Codification (“ASC”) 230, “Statement of Cash Flows.” The Statements of Changes in Members’ Capital are included herein. As of and for the years ended December 31, 2024 (date of liquidation), 2023, and 2022, the Trading Company carried no debt and all of the Trading Company’s investments were carried at fair value and classified as Level 1 or Level 2 measurements.

c.

Trading Company’s Investments. All Futures Interests held by the Trading Company, including derivative financial instruments and derivative commodity instruments, were held for trading purposes. The Futures Interests were recorded on trade date and open contracts were recorded at fair value (as described in Note 6, “Fair Value Measurements”) at the measurement date. Gains or losses were realized when contracts were liquidated and were determined using the first-in, first-out method. Unrealized gains or losses on open contracts were included as a component of equity in trading account in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses were included in the Statements of Income and Expenses.

d.

Foreign Currency Transactions and Translation. The Trading Company’s functional currency was the U.S. dollar; however, the Trading Company may have transacted business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar were translated into U.S. dollars at the rate in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar were translated into U.S. dollars at the rate in effect during the period. The effects of changes in foreign currency exchange rates on investments are not segregated in the Statements of Income and Expenses from the changes in market price of those investments, but are included in net realized gains (losses) on closed contracts and net change in unrealized gains (losses) on open contracts in the Statements of Income and Expenses.

e.

Restricted and Unrestricted Cash. The cash held by the Trading Company available for trading in Futures Interests was on deposit in a commodity brokerage account with MS&Co. The Trading Company’s restricted cash was equal to the cash portion of assets on deposit to meet margin requirements, as determined by the exchange or counterparty, and required by MS&Co. There was no cash held for margin requirements at December 31, 2024 (date of liquidation). At December 31, 2023, the amount of cash held for margin requirements was $2,275,428. Restricted and unrestricted cash includes cash denominated in foreign currencies of $6,714,371 (cost of $6,582,558) as of December 31, 2023.

CMF NL Master Fund LLC (Trading Company in Liquidation)

Notes to Financial Statements (Liquidation Basis)

f.

Income Taxes. Income taxes were not recorded, as each Member was individually liable for the taxes, if any, on its share of the Trading Company’s income and expenses. The Trading Company followed the guidance of ASC 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in the course of preparing the Trading Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions determined not to meet the more-likely-than-not threshold were recorded as a tax benefit or liability in the Statements of Financial Condition for the current year. If a tax position did not meet the minimum statutory threshold to avoid the incurring of penalties, an expense for the amount of the statutory penalty and interest, if applicable, was recognized in the Statements of Income and Expenses in the years in which the position was claimed or was expected to be claimed. The Trading Manager has concluded that there were no significant uncertain tax positions that would require recognition in the financial statements. The Trading Company filed U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2021 through 2024 tax years remain subject to examination by U.S. federal and most state tax authorities.

g.

Investment Company Status. The Trading Company was deemed to be an investment company since inception. Accordingly, the Trading Company followed the investment company accounting and reporting guidance of Accounting Standards Update 2013-08, “Financial Services — Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and reflected its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

h.

Brokerage, Clearing and Transaction Fees. The Trading Company accrued and paid brokerage, clearing and transaction fees to MS&Co. Brokerage fees were paid as they were incurred on a half-turn basis at 100% of the rates that MS&Co. charges retail commodity customers and parties that are not clearinghouse members. In addition, the Trading Company paid transaction and clearing fees as they were incurred.

i.

Equity in Trading Account. The Trading Company’s asset “Equity in trading account,” reflected in the Statements of Financial Condition, consisted of (a) cash on deposit in the commodity brokerage account with MS&Co., a portion of which was used as margin for trading, (b) net unrealized appreciation on open futures contracts, if any, which were at fair value and calculated as the difference between the original contract value and fair value, as applicable, (c) options purchased, at fair value, if any and (d) U.S. Treasury bills, at fair value, if any.

The Trading Company, in its normal course of business, entered into various contracts with MS&Co. acting as its commodity broker. Pursuant to the brokerage agreement with MS&Co., to the extent that such trading results in unrealized gains or losses, these amounts were offset for the Trading Company and were reported on a net basis in the Statements of Financial Condition.

The Trading Company offset its unrealized gains or losses on forward contracts executed with the same counterparty as allowable under the terms of its master netting agreement with MS&Co. as the counterparty on such contracts. The Trading Company consistently applied its right to offset.

3.	Advisor:

Ceres had retained Northlander to make all trading decisions for the Trading Company prior to Northlander’s termination effective December 31, 2024.

Fees were paid to Northlander directly by the Members in accordance with the compensation provisions of the relevant management agreements between each Member and Northlander.

CMF NL Master Fund LLC (Trading Company in Liquidation)

Notes to Financial Statements (Liquidation Basis)

4.	Financial Instruments:

The Advisor traded Futures Interests on behalf of the Trading Company. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. The fair value of an exchange-traded contract is based on the settlement price quoted by the exchange on the day with respect to which fair value is being determined. If an exchange-traded contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange, the settlement price will be equal to the settlement price on the first subsequent day on which the contract could be liquidated. Futures Interests were fair valued as discussed in Note 6, “Fair Value Measurements.”

The Trading Company’s contracts were accounted for on a trade-date basis. Gains or losses were realized when contracts were liquidated and were determined using the first-in, first-out method.

5.	Trading Activities:

The Trading Company’s objective was to profit from speculative trading in Futures Interests. Therefore, the Advisor for the Trading Company took speculative positions in Futures Interests where it felt the best profit opportunities existed for its trading strategy. As such, the average number of contracts outstanding in absolute quantity (the total of the open long and open short positions) has been presented as a part of the volume disclosure, as position direction is not an indicative factor in such volume disclosures.

Prior to its termination as of December 31, 2024, none of the Trading Company’s contracts were traded over-the-counter.

All of the Futures Interests owned by the Trading Company were held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2024 and 2023 were 2,283 and 2,595 respectively. The monthly average number of option contracts traded during the years ended December 31, 2024 and 2023 were 3 and 20, respectively.

There were no open positions as of December 31, 2024 (date of liquidation).

The following table summarizes the gross and net amounts recognized relating to the assets and liabilities of the Trading Company’s derivative instruments and transactions eligible for offset subject to master netting agreements or similar agreements as of December 31, 2023.

December 31, 2023	Gross Amounts Recognized	Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition	Gross Amounts Not Offset in the Statements of Financial Condition		Net Amount
				Financial Instruments	Cash Collateral Received/Pledged*
Assets
Futures	$1,945,253	$(1,206,598)	$738,655	$-	$-	$738,655

Total assets	$1,945,253	$(1,206,598)	$738,655	$-	$-	$738,655

Liabilities
Futures	$(1,206,598)	$1,206,598	$-	$-	$-	$-

Total liabilities	$(1,206,598)	$1,206,598	$-	$-	$-	$-

Net fair value						$738,655	*

*

In the event of default by the Trading Company, MS&Co., the Trading Company’s commodity futures broker and a counterparty to certain of the Trading Company’s non-exchange-traded contracts, as applicable, had the right to offset the Trading Company’s obligation with the Trading Company’s cash and/or U.S. Treasury bills held by MS&Co., thereby minimizing MS&Co.’s risk of loss. In certain instances, a counterparty may not post collateral and as such, in the event of default by such counterparty, the Trading Company is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Trading Company’s exposure to counterparty risk may have been reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee funds may have been available in the event of a default. In some instances, the actual collateral received and/or pledged may have been more than the amount shown due to overcollateralization.

CMF NL Master Fund LLC (Trading Company in Liquidation)

Notes to Financial Statements (Liquidation Basis)

The following table indicates the Trading Company’s gross fair values of derivative instruments of futures contracts as separate assets and liabilities as of December 31, 2023.

December 31, 2023
Assets
Futures Contracts
Energy	$1,945,253

Total unrealized appreciation on open futures contracts	1,945,253

Liabilities
Futures Contracts
Energy	(1,206,598)

Total unrealized depreciation on open futures contracts	(1,206,598)

Net unrealized appreciation on open futures contracts	$738,655 *

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2024 (date of liquidation), 2023 and 2022.

Sector	2024		2023		2022
Currencies	$(122,104)		$158,161		$588,071
Energy	(11,058,855)		(5,695,127)		12,161,774

Total	$(11,180,959	) ***	$(5,536,966	) ***	$12,749,845	***

***	This amount is in “Total trading results” in the Statements of Income and Expenses.

6.	Fair Value Measurements:

Fair value is defined as the value that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, option and forward contracts was determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts was extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts was calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills were valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Trading Company considered prices for commodity futures, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2024 (date of liquidation) and 2023, the Trading Company did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the Trading Manager’s assumptions and internal valuation pricing models (Level 3).

CMF NL Master Fund LLC (Trading Company in Liquidation)

Notes to Financial Statements (Liquidation Basis)

There were no open positions as of December 31, 2024 (date of liquidation).

December 31, 2023	Total	Level 1	Level 2	Level 3
Assets
Futures	$1,945,253	$1,945,253	$-	$-

Total assets	$1,945,253	$1,945,253	$-	$-

Liabilities
Futures	$1,206,598	$1,206,598	$-	$-

Total liabilities	$1,206,598	$1,206,598	$-	$-

7.	Financial Instrument Risk:

The Members’ investments in the Trading Company exposed the Members to various types of risks that are associated with Futures Interests trading and markets in which the Trading Company invests. The significant types of financial risks which the Trading Company was exposed to are market risk, liquidity risk, counterparty credit risk and changes in interest rates.

The rapid fluctuations in the market prices of Futures Interests in which the Trading Company invested and changes in interest rates make the Members’ investments volatile. If Northlander incorrectly predicted the direction of prices in the Futures Interests in which it invested, large losses could have occurred.

Illiquidity in the markets in which the Trading Company invested may have caused less favorable trade prices. Although Northlander generally purchased and sold actively traded contracts where last trade price information and quoted prices were readily available, the prices at which a sale or purchase occurred may have differed from the prices expected because there may be a delay between receiving a quote and executing a trade, particularly in circumstances where a market had limited trading volume and prices were often quoted for relatively limited quantities.

The credit risk on Futures Interests arises from the potential inability of counterparties to perform under the terms of the contracts. The Trading Company had credit risk and concentration risk, as MS&Co. or an MS&Co. affiliate were counterparties or brokers with respect to the Trading Company’s assets. The Trading Company’s exposure to credit risk associated with counterparty nonperformance was typically limited to the cash deposits with, or other form of collateral held by, the counterparty. The Trading Company’s assets deposited with MS&Co. or its affiliates were segregated or secured in accordance with the Commodity Exchange Act and the regulations of the CFTC and were expected to be largely held in non-interest bearing bank accounts at a U.S. bank or banks, but may have also been invested in any other instruments approved by the CFTC for investment of customer funds. Exchange-traded futures, exchange-traded forward and exchange-traded futures-styled option contracts were marked to market on a daily basis, with variations in value settled on a daily basis. With respect to the Trading Company’s non-exchange-traded forward currency contracts and forward currency option contracts, there were no daily settlements of variation in value, nor was there any requirement that an amount equal to the net unrealized gains (losses) on such contracts be segregated. However, the Trading Company was required to meet margin requirements with the counterparty, which was accomplished by daily maintenance of the cash balance in a custody account and U.S. Treasury bills held at MS&Co. With respect to those non-exchange-traded forward currency contracts, the Trading Company was at risk to the ability of MS&Co., the counterparty on such contracts, to perform. The Trading Company had a netting agreement with the counterparty. These agreements, which sought to reduce both the Trading Company’s and the counterparty’s exposure on non-exchange-traded forward currency contracts, were intended to materially decrease the Trading Company’s credit risk in the event of MS&Co.’s bankruptcy or insolvency.

CMF NL Master Fund LLC (Trading Company in Liquidation)

Notes to Financial Statements (Liquidation Basis)

In the ordinary course of business, the Trading Company entered into contracts and agreements that contained various representations and warranties and which provided general indemnifications. The Trading Company’s maximum exposure under these arrangements cannot be determined, as this could include future claims that have not yet been made against the Trading Company. The Trading Manager considers the risk of any future obligation relating to these indemnifications to be remote.

Beginning in February 2022, the United States, the United Kingdom, the European Union, and a number of other nations imposed sanctions against Russia in response to Russia’s invasion of Ukraine, and these and other governments around the world may impose additional sanctions in the future as the conflict develops. In addition, the armed conflict between Israel and Hamas and subsequent sanctions created volatility in the price of various commodities and lead to a deterioration in the political and trade relationships that existed between the countries involved and had a negative impact on business activity globally, and therefore affected the performance of the Trading Company’s investments. Furthermore, uncertainties regarding these conflicts and the varying involvement of the United States and other countries precluded prediction as to the ultimate impact on global economic and market conditions, and, as a result, presents material uncertainty and risk with respect to the Trading Company and the performance of its investments or operations, and the ability of the Trading Company to achieve its investment objectives. Additionally, to the extent that investors, service providers and/or other third parties had material operations or assets in Russia, Belarus, Ukraine or Israel, they may have had their operations disrupted and/or suffer adverse consequences related to the ongoing conflicts.

8.	Members’ Capital:

a.

Members’ Capital. The Members’ Capital of the Trading Company is equal to the total assets of the Trading Company (including, but not limited to, all cash and cash equivalents, U.S. Treasury bills, at fair value, net unrealized appreciation on open futures contracts, options purchased, at fair value and other assets) less all liabilities (including, but not limited to, net unrealized depreciation on open futures contracts, options written, at fair value, accrued professional fees and redemptions), determined in accordance with GAAP.

b.

Capital Contributions. Capital contributions by the Members could have been made monthly pending Ceres’ approval. Such capital contributions increased each contributing Member’s pro-rata share of the Trading Company’s Members’ Capital.

c.

Capital Withdrawals. Generally, each Member could have withdrawn all or a portion of its capital contributions and undistributed profits, if any, from the Trading Company as of the end of any month (the “Redemption Date”) after a request for redemption had been made to the Trading Manager at least three days in advance of the Redemption Date. However, a Member also had the right to request withdrawal as of the end of any day if such request was received by the Trading Manager at least three days in advance of the proposed withdrawal day.

d.

Distributions. Distributions, other than capital withdrawals, were made on a pro-rata basis at the sole discretion of Ceres. Aside from the final distribution described in Note 11, “Liquidation of the Trading Company,” no distributions have been made to date except for the distribution of interest income to feeder funds, as applicable.

CMF NL Master Fund LLC (Trading Company in Liquidation)

Notes to Financial Statements (Liquidation Basis)

9.	Financial Highlights:

Financial highlights for the non-managing Members as a whole for the years ended December 31, 2024 (date of liquidation), 2023 and 2022 are as follows:

	2024*		2023		2022
Ratios to Average Members’ Capital:

Net investment income (loss) **	4.0%		4.1%		0.9%

Operating expenses	0.6%		0.4%		0.3%

Total return	(29.5	) %	(8.1	) %	35.1%

*	Calculated using pre-liquidation members’ capital
**	Interest income less total expenses.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the non-managing Members’ share of income, expenses and average Members’ capital.

10.	Subsequent Events:

The Trading Manager evaluates events that occur after the balance sheet date but before and up until financial statements are available to be issued. The Trading Manager has assessed the subsequent events through Mach 20, 2025, the date the financial statements were available to be issued and has determined that other than disclosed in Note 11, “Liquidation of the Trading Company,” there were no subsequent events requiring adjustment to or disclosure in the financial statements.

11.	Liquidation of the Trading Company:

Payment of the Trading Company’s liquidation redemptions payable on the statement of financial condition as of December 31, 2024 of $13,103,315 was made to the Members on January 3, 2025.